Exhibit 5.1

May 11, 2023

Lument Finance Trust, Inc.

230 Park Avenue, 20th Floor

New York, New York 10169

Re:            Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special Maryland counsel to Lument Finance Trust, Inc., a Maryland corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 2,611,555 shares (the “Shares”) of the Company’s common stock, $0.01 par value per share (the “Common Stock”). The Shares may be issued from time to time under the Lument Finance Trust, Inc. Independent Directors Stock-for-Fees Program, effective April 20, 2023 (the “Plan”), pursuant to the Company’s Registration Statement on Form S-8 (the “Registration Statement”) filed today with the Securities and Exchange Commission.

We have examined the Registration Statement and such corporate records, certificates and documents as we deemed necessary for the purpose of this opinion. We have relied as to certain factual matters on information obtained from public officials and officers of the Company. Based on that examination, it is our opinion that the Shares being registered pursuant to the Registration Statement, when issued in accordance with the terms and conditions of the Plan, will be legally issued, fully paid and non-assessable.

In giving our opinion, we are assuming that, at the time of issuance of any of the Shares, the Company will have a sufficient number of authorized but unissued shares of the Common Stock for the issuance. We are also assuming that (i) the issuance of the Shares will not conflict with or violate any provisions of the charter of the Company relating to the Company’s qualifications as a real estate investment trust under the Internal Revenue Code of 1986, as amended, (ii) none of the Shares will be issued or transferred in violation of the restrictions on transfer and ownership set forth in Article 7 of the charter of the Company; (iii) the issuance of the Shares will be to Independent Directors (as defined in the Plan) of the Company and that any restrictions and conditions imposed with respect thereto under the Plan will have been satisfied; and (iv) at the time of issuance of the Shares of the Company will be in good standing in the State of Maryland.

We express no opinion with respect to the laws of, or the effect or applicability of the laws of, any jurisdiction other than, and our opinion expressed herein is limited to, the laws of the State of Maryland. The opinion expressed herein is limited to the matters expressly set forth in this letter and no other opinion should be inferred beyond the matters expressly stated.

Lument Finance Trust, Inc.

May 11, 2023

We hereby consent to the filing of this opinion with the Registration Statement as Exhibit 5.1 thereto. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Miles & Stockbridge P.C.

By:	/s/ J.W. Thompson Webb
Principal